Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUE OF $52.3 MILLION

EARNINGS PER SHARE OF $0.44

Bridgewater, MA — April 7, 2015 — Chase Corporation (NYSE MKT: CCF) today reported revenue of $52.3 million for the quarter ended February 28, 2015.  This represents an increase of $1.1 million or 2.2% compared to $51.2 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $4.07 million in the current quarter decreased $0.45 million, or 10%, from $4.52 million in the prior year period.  Earnings per diluted share of $0.44 in the second quarter of fiscal 2015 represented a decrease of $0.04 per share compared to $0.48 per share in fiscal 2014.  Included in the fiscal 2015 quarter results are charges, net of tax, totaling $0.41 million or $0.04 per share, relating to acquisition and inventory step-up costs associated with our purchase of specialty chemical product lines completed on January 30, 2015.  Adjusted EBITDA in the current quarter increased $0.42 million, or 4.2%, to $10.26 million, compared to $9.84 million in the second quarter of last year.

For the six months ended February 28, 2015, revenue increased $2.86 million or 2.7% to $108.2 million, compared to $105.4 million in the prior year.  Net income attributable to Chase Corporation was $10.97 million and $1.18 per share, down from the $13.30 million and $1.43 per share in the prior year-to-date period.  Included in the fiscal 2014 year-to-date results was a gain, net of tax, totaling $3.71 million or $0.40 per share, relating to the sale of the Company’s Insulfab product line in October 2013. Adjusted EBITDA in the current year-to-date period increased $3.23 million, or 15.7%, to $23.8 million compared to $20.6 million in the first six months of fiscal 2014.

Adam P. Chase, President and Chief Executive Officer, commented, “The highlight of the quarter was our acquisition of specialty chemical product lines from Henkel Corporation that occurred at the end of January.   Correspondingly, we incurred significant deal-related charges in the quarter.  Integration activities are taking place to ensure an effective transition to Chase ownership.

“We experienced favorable demand for electronic coatings, and are pleased by progress in commercializing newly-developed UV materials.  Wire and cable materials were off in the quarter, with energy-related applications negatively impacted by volatility in oil prices.

“Pipeline products sold into the Middle East for water infrastructure projects remained strong in the quarter, and we expect this to continue through the fiscal year.  Normal seasonal second quarter declines were felt in several product areas in both the Industrial and Construction Materials reporting segments.

“The ERP implementation project was completed in the quarter on plan. We are already seeing benefits and look forward to further long-term improvements to drive efficiencies.  We thank our global associates for their efforts in making this two-year project a success.”

As of February 28, 2015, the Company’s working capital was $61.2 million, including cash on hand of $17.4 million and a current ratio of 2.9. The outstanding balance of the Company’s borrowings was $57.3 million.  As of April 7, 2015, the Company’s $15.0 million line of credit is fully available.

The following table summarizes the Company’s financial results for the three and six months ended February 28, 2015 and 2014.

	For the Three Months Ended		For the Six Months Ended
	February 28,		February 28,
All figures in thousands, except per share figures	2015	2014	2015	2014
Revenue	$52,304	$51,191	$108,237	$105,374
Costs and Expenses
Costs of products and services sold	34,235	33,951	68,715	69,429
Selling, general and administrative expenses	11,924	9,930	22,719	20,369
Operating income	6,145	7,310	16,803	15,576
Gain on sale of product line	—	—	—	5,706
Other income (expense), net	111	(410)	222	(818)
Income before income taxes	6,256	6,900	17,025	20,464
Income taxes	2,190	2,415	5,959	7,162
Net income	$4,066	$4,485	$11,066	$13,302
Net (income) loss attributable to non-controlling interest	—	35	(95)	(7)
Net income attributable to Chase Corporation	$4,066	$4,520	$10,971	$13,295
Net income per diluted share	$0.44	$0.48	$1.18	$1.43
Weighted average diluted shares outstanding	9,225	9,166	9,213	9,159
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$4,066	$4,520	$10,971	$13,295
Interest expense	270	285	544	588
Income taxes	2,190	2,415	5,959	7,162
Depreciation expense	1,395	1,426	2,812	2,852
Amortization expense	1,701	1,192	2,884	2,386
EBITDA	$9,622	$9,838	$23,170	$26,283
Acquisition related costs	584	—	584	—
Gain on sale of product line	—	—	—	(5,706)
Cost of sale of inventory step-up	49	—	49	—
Adjusted EBITDA	$10,255	$9,838	$23,803	$20,577

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.

These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.